Exhibit 28(L)

INITIAL SUBSCRIPTION AGREEMENT

The Gabelli Innovations Trust (the “Trust”), a Delaware statutory trust, and Gabelli Funds, LLC (the “Purchaser”), a New York limited liability company, hereby agree as follows:

1. The Trust hereby offers the Purchaser and the Purchaser hereby purchases one (1) share of beneficial interest in each of the Gabelli Media Mogul Fund, Gabelli Pet Parents’ Fund,TM Gabelli Food of All Nations Fund and the Gabelli RBI Fund, no par value for $10.00 per share of each Fund (collectively, the “Shares”). The Trust hereby acknowledges receipt from the Purchaser in the total amount of $40.00 in full payment for the Shares.

2. The Purchaser represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a present intention to the distribution thereof.

3. The Trust represents that a copy of its Certificate of Trust, dated November 29, 2018, is on file with the Secretary of State of the State of Delaware.

4. This Agreement has been executed on behalf of the Trust by the undersigned officer in her capacity as an officer of the Trust.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 20 day of February, 2019.

GABELLI INNOVATIONS TRUST
on behalf of
Gabelli Media Mogul Fund, Gabelli Pet Parents’ FundTM, Gabelli Food of All Nations Fund and the Gabelli RBI Fund
By:	/s/ Agnes Mullady
	Name:	Agnes Mullady
	Title:	President

Gabelli Funds, LLC
By:	/s/ Agnes Mullady
	Name:	Agnes Mullady
	Title:	Vice President